[WFG LETTERHEAD]

December 15, 2006

Legg Mason Partners Variable Portfolios III, Inc.

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Variable Portfolios III, Inc., a corporation organized under the laws of the State of Maryland (the “Corporation”), to furnish you with this opinion in connection with the Corporation’s filing of Post-Effective Amendment No. 31 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 033-75644 and Investment Company Act File No. 811-08372) (the “Registration Statement”), registering an indefinite number of shares of the Corporation’s common stock, $.00001 par value per share (the “Common Stock”), classified and designated as Legg Mason Partners Variable Aggressive Growth Portfolio Class II and Legg Mason Partners Variable Large Cap Growth Portfolio Class II (collectively, the “Shares”).

We have examined the Corporation’s prospectuses and statement of additional information (the “Statement of Additional Information”) included in the Amendment, the Corporation’s Charter and By-Laws, each as amended, and resolutions adopted by the Board of Directors of the Corporation relating to the authorization of the sale and issuance of the Shares (the “Resolutions”). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others, which facts we have not independently verified.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if delivered against payment of net asset value therefor in accordance with the Resolutions and the Charter, the Shares will be validly issued, fully paid and nonassessable, assuming that (i) at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) the issuance of the Shares does not cause the number of outstanding shares of Common Stock of the Corporation to exceed the number of authorized shares provided for in the

Legg Mason Partners Variable Portfolios III, Inc.

December 15, 2006

Charter, as amended to the date of issuance; and (iii) the Resolutions that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Corporation or any distributor or dealer in connection with the registration or qualification of the Corporation or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher